SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 9, 2006
S1 CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-24931	58-2395199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Lenox Road, NE, Suite 200, Atlanta, Georgia	30326
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (404) 923-3500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Rule 425, Rule 14a-12 and Instruction 2 to Rule 14d-2(b)(2)

Item 1.01 Entry into a Material Definitive Agreement
The description of the Purchase Agreement set forth in Item 2.01 below is incorporated herein by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
On August 11, 2006, S1 Corporation (the “Company”) completed the sale of its FRS business unit to CETP FRS S.a.r.l. (“CETP”) for approximately $38 million in cash, less adjustments to working capital and a $3.5 million escrow deposit, pursuant to that certain Purchase Agreement dated as of August 9, 2006 by and among the Company, Financial Information Consulting Service Group NV, and CETP (the “Purchase Agreement”). The Purchase Agreement contains customary representations and warranties of the parties. On a net cash basis, after adjustment for working capital (including cash in the FRS business) and the payment of expenses relating to professional and other transaction related fees, the Company expects to net approximately $30 - $31 million in cash from the transaction, of which $3.5 million will be placed in escrow in accordance with the terms of the Purchase Agreement.
The foregoing summary is qualified in its entirety by reference to the actual terms of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated by reference herein.
A copy of the related press release is filed as Exhibit 99 hereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S1 CORPORATION
(Registrant)

/s/ Richard P. Dobb

Richard P. Dobb Chief Legal Officer and Corporate Secretary

Date: August 11, 2006
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit No.	Description

2.1	Purchase Agreement dated as of August 9, 2006 by and among Financial Information Consulting Service Group NV, S1 Corporation, and CETP FRS S.a.r.l.

99	Press Release dated August 14, 2006

EXHIBIT INDEX

Exhibit No.	Description

2.1	Purchase Agreement dated as of August 9, 2006 by and among Financial Information Consulting Service Group NV, S1 Corporation, and CETP FRS S.a.r.l.

99	Press Release dated August 14, 2006